Filed Pursuant to Rule 424(b)(5)

Registration No. 333-145614

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 2007)

8,800,000 shares

COMMON STOCK

We are offering 8,800,000 shares of common stock pursuant to this prospectus supplement and accompanying prospectus.

Certain of our officers and HealthpointCapital Partners II, L.P., an affiliate of our principal stockholder HealthpointCapital Partners, L.P., will purchase an aggregate of 2,771,100 shares in the offering at the public offering price. Of these shares, the underwriter is not entitled to any discount or commission on the 2,750,000 shares to be purchased by HealthpointCapital Partners II, L.P.

Our common stock is listed on the NASDAQ Global Market under the symbol “ATEC”. On September 20, 2007, the closing price of our common stock was $3.50 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share (For Shares Purchased by the Public)	Per Share (For Shares Purchased by HealthpointCapital Partners II, L.P.)	Total
Public offering price	$3.4500	$3.4500	$30,360,000
Underwriting discount	$0.2415	$0.0000	$1,461,075
Proceeds, before costs, to Alphatec Holdings, Inc.	$3.2085	$3.4500	$28,898,925

The underwriter may also purchase up to an additional 1,200,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any over-allotments. If the over-allotment option is exercised in full, we will receive additional proceeds, before costs, of $3,850,200.

Delivery of the shares of common stock will be made on or about September 25, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Canaccord Adams

The date of this prospectus supplement is September 20, 2007

You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor the underwriter has authorized anyone to provide you with additional or different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, “Alphatec Holdings,” “the Company,” “we,” “us,” “our” and similar names refer to Alphatec Holdings, Inc. and our subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in the previously filed documents incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in the prospectus. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or SEC, may automatically update and supersede this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made and were qualified by certain schedules of exceptions that were not filed. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” beginning on page S-6 and our consolidated financial statements and the related notes and the other information incorporated by reference into the accompanying prospectus before making an investment decision.

Business Overview

We are a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. We collaborate and contract with surgeons to design and develop products to treat disorders of the spine, which we manufacture and currently market in the United States and Japan. To date, our principal product offering has been primarily focused on the global market for spine fusion products, which is estimated by the Company to be more than $5.9 billion.

Our broad product portfolio includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, vertebral compression fractures and allograft markets. Our principal product offering includes a wide variety of spinal implant products and systems comprised of components such as pedicle screws, spinal spacers and plates. Our products and systems are made of titanium, titanium alloy, stainless steel and a strong, heat resistant, radiolucent, biocompatible plastic called polyetheretherketone, or PEEK. We also sell spacers made of allograft, a precision-milled and processed human bone that surgeons can use in place of metal and synthetic materials in spine fusion procedures. In addition, we design, manufacture and distribute instruments used by surgeons to implant our products during surgery. We believe that our products and systems have enhanced features and benefits that make them attractive to surgeons and that our broad portfolio of products and systems provide a comprehensive solution for the safe and successful surgical treatment of spine disorders. All of our currently marketed implants have been cleared by the U.S. Food and Drug Administration, or the FDA, and these products have been used in over 4,500 and 7,500 spine fusion surgeries in 2005 and 2006, respectively.

Recent Developments

In September 2007, we executed an exclusive worldwide license with Stout Medical Group LP for a vertebroplasty technology system and implant called the “V-Stent”. The V-Stent is an expandable titanium cage which can be implanted minimally invasively into a vertebral body to treat compression fractures of the vertebral body. We believe that the V-Stent has the potential to overcome one of the primary complications of vertebroplasty, which is the extrusion of bone cement into the spinal canal or venous system. The V-Stent is currently in the prototype phase and we will jointly develop the technology with the licensor.

Our Strategy

Our mission is to be a leading provider of innovative technologies and comprehensive solutions for the surgical treatment of spine disorders. We intend to achieve this goal by, among other things, providing unmatched service to, and taking scientific direction from, surgeons. Surgeons make the ultimate decision as to whether our products are used in a surgical procedure. Accordingly, we view our relationship with the surgeon community and our in-house manufacturing capabilities as integral components of our strategy.

The key elements of our strategy are:

•

Provide a Full Range of Spine Disorder Products and Expand Our Product Offering in Underserved and Rapidly Growing Segments of the Market. We currently offer a full range of spinal devices and surgical instruments used in spine fusion. We believe that this comprehensive approach enables us to maximize our revenue for each procedure by fulfilling a greater portion of a surgeon’s spine fusion product needs. We intend to continue to enhance our product offering by developing technologies that we can market through our sales organization to our established surgeon base and surgeons not yet using our products. We intend to further fulfill our mission by creating solutions to address the demographic trend towards an older population and the unique spine issues facing such patients. We will focus on less invasive implants and techniques, adult onset deformity solutions, vertebral compression fractures and osteoporatic patients (which represent a large underserved market segment). We believe that our strategic focus in underserved areas will offer us increased revenue and deeper market penetration.

•

Develop Innovative Products and Solutions in Conjunction with Surgeons. One of our core competencies is our ability to develop and commercialize creative spinal devices and instruments that incorporate information and feedback from surgeons. We will collaborate with surgeons to help us to enhance our current products and develop innovative technologies. We believe that our short-term and long-term product pipeline will offer us increased revenue opportunities by addressing a wider range of spine disorders, while improving surgeon satisfaction and patient outcomes.

•

Selectively License or Acquire Complementary Spine Products and Technologies. In addition to building our product portfolio through internal product development efforts, we intend to selectively license or acquire complementary spine products and technologies. By licensing or acquiring complementary products and technologies, we believe we can leverage our expertise at bringing new products to market and provide additional marketing opportunities for our sales organization.

•

Focus on Rapid Responsiveness and Total Surgeon Satisfaction. We believe that our focus on rapid responsiveness to surgeon needs and the support we provide to surgeons differentiate us in the marketplace. We manufacture substantially all of our non-allograft products at our facilities, which enables us to rapidly modify implants and instruments to satisfy surgeons’ needs and replenish inventory on a daily basis. This allows us to rapidly respond to unexpected increases in market demand for our existing products. Our ability to respond to surgeons’ needs through rapid prototyping and manufacturing of customized spinal devices and instruments allows us to continually differentiate ourselves from our competitors. Responding quickly to the needs of surgeons is central to our corporate culture and critical to our success.

•

Enhance U.S. Sales and Marketing Efforts. Our products are sold in the U.S. through a network of approximately 72 independent distributors, which we believe employ approximately 180 agents, in addition to the 18 direct sales representatives and sales executives that we employ. We continuously seek to increase the number and quality of our independent distributors and direct sales representatives. We educate and support our independent distributors, often our first point of contact with surgeons, as if they were part of our organization and in the same manner that we educate and support our direct sales representatives. We believe that this strategy provides us with greater control over our marketing efforts, ensures that our sales force has a strong command of our technology, and enhances our relationship with, and ability to respond to, the needs of surgeons. We believe these benefits will result in greater market penetration and increased sales.

•

Grow Our International Business. We currently have a strong presence in Japan. We plan to continue expanding our distribution network and product offerings in that country. We also plan to obtain regulatory clearances and distribution networks in other areas of the world where we can benefit from selling our products.

Corporate Information

We are a Delaware corporation. We were incorporated in March 2005. Our principal executive office is located at 2051 Palomar Airport Road, Carlsbad, California 92011, and our telephone number is (760) 431-9286. We maintain a website at www.alphatecspine.com, where certain information about us is available. Please note that the information contained on the website is not a part of this document.

Our logo and “Alphatec” are trademarks of Alphatec Holdings, Inc. Each of the other trademarks, trade names or service marks appearing in this prospectus supplement belongs to its respective holder.

The Offering

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriter does not exercise its over-allotment option.

Common stock offered by us in this offering	8,800,000 shares

Common stock to be outstanding after the offering	45,341,870 shares

Over-allotment option	1,200,000 shares

Use of proceeds	We expect to use the net proceeds from this offering for general corporate purposes and working capital, including to obtain the right to use products or intellectual property that are complementary to our business; to acquire businesses, products or intellectual property that are complementary to our business; to support our research and development efforts; and to fund the clearance or approval and subsequent commercialization of our near-term product candidates.

Risk factors	See “Risk Factors” beginning on page S-6 and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

Nasdaq Global Market symbol	ATEC

The information above is based on 36,541,870 shares of common stock outstanding as of September 1, 2007. It does not include:

•	1,139,307 shares of our common stock issuable upon exercise of stock options outstanding as of that date, at a weighted average exercise price of $3.75; and

•	3,470,549 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plan.

Certain of our officers and HealthpointCapital Partners II, L.P., an affiliate of our principal stockholder HealthpointCapital Partners, L.P., or HealthpointCapital, will purchase an aggregate of 2,771,100 shares in the offering at the public offering price. Of these shares, the underwriter is not entitled to any discount or commission on the 2,750,000 shares to be purchased by HealthpointCapital Partners II, L.P.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business and Industry

Our business plan relies on certain assumptions pertaining to the market for our products that, if incorrect, may adversely affect our growth and profitability.

We allocate our design, development, manufacturing, marketing, management and financial resources based on our business plan, which includes assumptions about various demographic trends and trends in the treatment of spine disorders and the resulting demand for our products. However, these trends are uncertain. There can be no assurance that our assumptions with respect to an aging population with broad medical coverage and longer life expectancy, which we expect to lead to increased spinal injuries and degeneration, are accurate. In addition, an increasing awareness and use of non-invasive means for the prevention and treatment of back pain and rehabilitation purposes may reduce demand for, or slow the growth of sales of, spine fusion products. A significant shift in technologies or methods used in the treatment of back pain or damaged or diseased bone and tissue could adversely affect demand for some or all of our products. For example, pharmaceutical advances could result in non-surgical treatments gaining more widespread acceptance as a viable alternative to spine fusion. The emergence of new biological tissue-based or synthetic materials to facilitate regeneration of damaged or diseased bone and to repair damaged tissue could increasingly minimize or delay the need for spine fusion surgery and provide other biological alternatives to spine fusion. New surgical procedures could diminish demand for some of our products. The increased acceptance of emerging technologies that do not require spine fusion, such as artificial discs and nucleus replacement, for the surgical treatment of spine disorders would reduce demand for, or slow the growth of sales of, spine fusion products. If our assumptions regarding these factors prove to be incorrect or if alternative treatments to those offered by our products gain further acceptance, then actual demand for our products could be significantly less than the demand we anticipate for our products and we may not be able to achieve or sustain growth or profitability.

If we fail to properly manage our anticipated growth, our business could suffer.

We continue to experience rapid growth in, and we will continue to pursue rapid growth in, the number of surgeons using our products, the types of products we offer and the number of states in which our products are sold. Such growth has placed and will continue to place significant demands on our managerial, operational and financial resources and systems. We are currently focused on increasing the size and effectiveness of our sales force and distribution network, marketing activities, research and development efforts, inventory management systems, management team and corporate infrastructure. If we do not manage our growth effectively, the quality of our products, our relationships with physicians, distributors and hospitals, and our reputation could suffer, which would have a material adverse effect on our business, financial condition and results of operations. For example, in 2006, our revenues were adversely impacted by a sales force reorganization and a slower than expected revenue ramp among newer distributors and recently hired direct sales professionals. We must attract and retain qualified personnel and third-party distributors and manage and train them effectively. Personnel qualified in the design, development, production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support our growth are difficult to implement. We will also need to carefully monitor and manage our surgeon services, our manufacturing capabilities, quality assurance and efficiency, and the quality assurance and efficiency of our suppliers and distributors. This managing, training and monitoring will require allocation of valuable management resources and significant expense. The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions; manage order entry, order fulfillment and inventory replenishment processes; and maintain our research and development data. Any failure of our management information systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer.

We may not be successful in manufacturing spine fusion products at the levels required to meet future market demand.

We are seeking to rapidly grow sales of our products and if we are successful, such growth may strain our ability to manufacture an increasingly large supply of our products. We have never produced spine fusion products in quantities significantly in excess of our current production levels. Manufacturers regularly experience difficulties in scaling up production and we may face such difficulties in increasing our production levels. Moreover, we may not be able to manufacture our products with consistent and satisfactory quality or in sufficient quantities to meet demand. Our failure to produce products of satisfactory quality or in sufficient quantities could hurt our reputation, cause hospitals, surgeons or distributors to cancel orders or refrain from placing new orders for our products and reduce or slow growth of sales of our products. Increases in our production volume also could make it harder for us to maintain control over expenses, manage our relationships with our suppliers, maintain good relations with our employees or otherwise manage our business.

We are in a highly competitive market segment, face competition from large, well-established medical device companies with significant resources, and may not be able to compete effectively.

The market for spine fusion products and procedures is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. In 2006, approximately 67% of U.S. spine fusion product revenues were generated by Medtronic Sofamor Danek, Inc., a subsidiary of Medtronic, Inc., Depuy, Inc., a subsidiary of Johnson & Johnson, and Synthes, Inc. Our competitors also include numerous other publicly traded companies and privately held companies.

Several of our competitors enjoy competitive advantages over us, including:

•	more established relationships with spine surgeons;

•	more established distribution networks;

•	broader spine surgery product offerings;

•	stronger intellectual property portfolios;

•	greater financial and other resources for product research and development, sales and marketing, and patent litigation;

•	greater experience in, and resources for, launching, marketing, distributing and selling products;

•	significantly greater name recognition as well as more recognizable trademarks for products similar to the products that we sell;

•	more established relationships with healthcare providers and payors;

•	products supported by more extensive clinical data; and

•	greater experience in obtaining and maintaining FDA and other regulatory clearances or approvals for products and product enhancements.

In addition, at any time our current competitors or other companies may develop alternative treatments, products or procedures for the treatment of spine disorders that compete directly or indirectly with our products, including ones that prove to be superior to our spine surgery products. For these reasons, we may not be able to compete successfully against our existing or potential competitors. Any such failure could lead us to modify our strategy, lower our prices, increase the commissions we pay on sales of our products and have a material adverse effect on our business, financial condition and results of operations.

A large percentage of our revenues are derived from the sale of our polyaxial pedicle screws.

Net sales of our Zodiac polyaxial pedicle screws represented approximately 39.9% and 36.3% of our net sales for 2005 and for 2006, respectively. A decline in sales of these screws, due to market demand, the introduction by a third party of a competitive product, an intellectual property dispute involving these screws, or otherwise, would have a material adverse impact on our business, financial condition and results of operations. Some of the technology related to our polyaxial pedicle screws is licensed to us. The loss of such license would prevent us from manufacturing, marketing and selling our Zodiac polyaxial pedicle screws and other future products that may incorporate such technology, which would have a material adverse effect on our business, financial condition and results of operations.

To be commercially successful, we must convince the spine surgeon community that our products are an attractive alternative to our competitors’ products. If the spine surgeon community does not use our products, our sales will decline or we will be unable to increase our sales and profits.

In order for us to sell our products, surgeons must be convinced that they are superior to competing products for use in spine fusion procedures. Acceptance of our products depends on educating the spine surgeon community as to the distinctive characteristics, perceived benefits, safety and cost-effectiveness of our products compared to our competitors’ products and on training surgeons in the proper application of our products. If we are not successful in convincing the spine surgeon community of the merit of our products, our sales will decline and we will be unable to increase our sales and will be unable to achieve and sustain growth or profitability.

There is a learning process involved for spine surgeons to become proficient in the use of our products. Although most spine surgeons may have adequate knowledge on how to use most of our products based on their clinical training and experience, we believe that the most effective way to introduce and build market demand for our products is by directly training spine surgeons in the use of the products. If surgeons are not properly trained, they may misuse or ineffectively use our products. This may also result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our sales and marketing efforts are largely dependent upon third parties who are free to market products that compete with our products.

In the United States, we currently sell our products primarily through a network of approximately 72 independent distributors, which we believe employ approximately 180 agents. As a result, we are dependent upon the sales and marketing efforts of our independent distributors. We also employ 38 direct sales representatives and executives, 18 of whom sell our products in the United States, 18 of whom sell our products in Japan and two of whom sell our products in Hong Kong. We pay our independent distributors a commission based on their product placements and sales. Certain of our independent distributors also market and sell the products of our competitors, and those competitors may have the ability to influence the products that our independent distributors choose to market and sell. Our competitors may be able, by offering higher commission payments or otherwise, to convince our independent distributors to terminate their relationships with us, carry fewer of our products or reduce their sales and marketing efforts for our products.

As we launch new products and increase our marketing efforts with respect to existing products, we will need to expand our sales and marketing organization. We plan to accomplish this by increasing our network of independent distributors and hiring additional direct sales representatives. The establishment and development of a broader sales network and dedicated sales force may be expensive and time consuming. Because of the intense competition for their services, we may be unable to recruit or retain additional qualified independent distributors and to hire additional direct sales representatives to work with us. Often, our competitors enter into distribution agreements with independent distributors that require such distributors to exclusively sell the products of our competitors. Further, we may not be able to enter into agreements with independent distributors on commercially reasonable terms, if at all. Even if we do enter into agreements with additional independent distributors, it often takes 90 to 120 days for new distributors to reach full operational effectiveness and such distributors may not generate revenue as quickly as we expect them to, commit the necessary resources to effectively market and sell our products or ultimately be successful in selling our products. Our business, financial condition and results of operations will be materially adversely affected if we do not retain our existing independent distributors and attract new, additional independent distributors or if the marketing and sales efforts of our independent distributors and our own direct sales representatives are unsuccessful.

We depend on various third-party suppliers, and in one case a single third-party supplier, for key raw materials used in our manufacturing processes and the loss of these third-party suppliers, or their inability to supply us with adequate raw materials, could harm our business.

We use a number of raw materials, including titanium, titanium alloys, stainless steel, polyetheretherketone, or PEEK, and allograft, which is human tissue donated by a third party. We rely from time to time on a number of suppliers and in one case on a single source vendor, Invibio, Inc. We have a supply agreement with Invibio, pursuant to which it supplies us with PEEK, a biocompatible plastic that we use in some of our spacers. Invibio is still currently the only company approved to distribute PEEK in the United States for use in implantable devices. 11.3% and 15.9% of our revenues were derived from products manufactured using PEEK during 2005 and 2006, respectively.

We depend on a limited number of sources of human tissue for use in our allograft implants and a limited number of entities to process the human tissue into allograft for our allograft implants, and any failure to obtain tissue from these sources or to have the tissue processed by these entities for us in a timely manner will interfere with our ability to effectively meet demand for our allograft implants. The processing of human tissue into allograft is very labor intensive and it is therefore difficult to maintain a steady supply stream. In addition, due to seasonal changes in mortality rates, some scarce tissues used for our allograft are at times in particularly short supply. We cannot be certain that our supply of human tissue from our current suppliers and our supply of allograft from our current tissue processors will be available at current levels or will be sufficient to meet our needs.

Our dependence on a single third-party PEEK supplier and the challenges we may face in obtaining adequate supplies of allograft involve several risks, including limited control over pricing, availability, quality and delivery schedules. In addition, any supply interruption in a limited or sole sourced component or raw material, such as PEEK or allograft, could materially harm our ability to manufacture our products until a new source of supply, if any, could be found. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms, if at all, which would have a material adverse effect on our business, financial condition and results of operations.

Negative publicity concerning methods of tissue recovery and screening of donor tissue in our industry could reduce demand for allograft and impact the supply of available donor tissue.

Media reports or other negative publicity concerning both alleged improper methods of tissue recovery from donors and disease transmission from donated tissue could limit widespread acceptance of allograft. Unfavorable reports of improper or illegal tissue recovery practices, both in the United States and internationally, as well as incidents of improperly processed tissue leading to the transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies. In addition, such negative publicity could cause the families of potential donors to become reluctant to agree to donate tissue to for-profit tissue processors, which could have a negative effect on our allograft business.

If hospitals and other healthcare providers are unable to obtain sufficient reimbursement for procedures performed with our products, it is unlikely that our products will be widely used.

Successful sales of our products will depend on the availability of adequate reimbursement from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Hospitals and other healthcare providers that purchase medical devices such as the ones that we manufacture for the treatment of their patients generally rely on third-party payors to pay for all or a part of the costs and fees associated with the procedures performed with these devices. The existence of adequate reimbursement for the procedures performed with our products by government and private insurance plans are central to the acceptance of our current and future products. We may be unable to sell our products through our distribution channels on a profitable basis if third-party payors deny coverage or reduce their current levels of payment, or if our costs of production increase faster than increases in reimbursement levels. Many private payors use coverage decisions and payment amounts determined by the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program, as guidelines in setting their reimbursement policies. Future action by CMS or other government agencies may diminish payments to physicians, outpatient centers and hospitals. Those private payors that do not follow the Medicare guidelines may adopt different reimbursement policies for procedures performed with our products. For some governmental programs, such as Medicaid, reimbursement differs from state to state, and some state Medicaid programs may not pay for the procedures performed with our products in an adequate amount, if at all. As the portion of the U.S. population over age 65 and eligible for Medicare continues to grow, we may become more vulnerable to reimbursement limitations imposed by CMS. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures performed with our products will be adequately reimbursed.

Continued market acceptance in Japan will depend, in part, upon the availability of reimbursement within its healthcare payment systems. Reimbursement and healthcare payment systems vary significantly from country to country, and include both government sponsored healthcare and private insurance. We may not continue to obtain reimbursement approvals in Japan in a timely manner, if at all. Any failure to receive reimbursement approvals would negatively impact market acceptance of our products in Japan and any other international markets in which those approvals are sought.

We may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. Reforms under consideration in the United States include mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and significant modifications to the healthcare delivery system. We anticipate that Congress and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods. Public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

We are subject to substantial governmental regulation that could change and thus force us to make modifications to how we develop, manufacture and price our products.

The medical device industry is regulated extensively by governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. The FDA and other federal, state and foreign governmental agencies regulate, among other things, the development, manufacturing, clinical trials, marketing clearance and approval, promotion and sale of medical devices.

Compliance with these regulations are, and will continue to be, time consuming, burdensome and expensive. Failure to comply with these regulations could jeopardize our ability to manufacture and sell our products and result in enforcement actions such as warning letters, fines, injunctions, civil penalties, termination of distribution, seizures of products, total or partial suspension of production, refusal of the FDA or other regulatory agencies to grant future clearances or approvals, or withdrawals or suspensions of current clearances or approvals, all of which could result in higher than anticipated costs or lower than anticipated revenue and have a material adverse effect on our business, financial condition and results of operations. In the most egregious cases, we could face criminal sanctions, closure of our manufacturing facilities and prohibitions on the sales of our products.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated revenue.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly vigilant and sales of our products in foreign countries are subject to rigorous foreign regulations. We rely on Alphatec Pacific, Inc. with respect to compliance with Japanese regulations. In Hong Kong, the only other country where we currently sell products, we have an internal sales force that sells our products to comply with local regulations. Any failure to comply with applicable regulations could result in restrictions on the sale of our products in foreign countries.

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or modifications to our products, our ability to commercially distribute and market our products could suffer.

Our medical devices are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. In particular, the FDA permits commercial distribution of most new medical devices only after the devices have received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or 510(k), or are the subject of an approved pre-market approval application, or a PMA. The 510(k) process generally takes three to nine months, but can take significantly longer. A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process or is not exempt from pre-marketing review by the FDA. A PMA must be supported by extensive data, including results of preclinical studies and clinical trials, manufacturing and control data and proposed labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. The PMA process is more costly and uncertain than the 510(k) clearance process, and generally takes between one and three years, if not longer. In addition, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, a PMA.

Our commercial distribution and marketing of any products or product modifications that we develop may be delayed since regulatory clearance or approval is required. In addition, because we cannot assure you that any new products or any product modifications we develop will be subject to the shorter 510(k) clearance process, the regulatory approval process for our new products or product modifications may take significantly longer than anticipated. There is no assurance that the FDA will not require a new product or product modification to go through the lengthy and expensive PMA approval process. Delays in obtaining regulatory clearances and approvals may:

•	delay or prevent commercialization of products we develop;

•	require us to perform costly procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

To date, all of our medical device products have been cleared through the 510(k) process. We have no experience in obtaining approval for a device through the PMA process.

Our allograft implants and related technologies could become subject to significantly greater regulation by the FDA, which could disrupt our business.

The FDA may regulate certain allografts as medical devices, drugs or biologics if the allograft is deemed to have been more than minimally manipulated or indicated for nonhomologous use. Homologous use is generally interpreted as the use of tissue for the same basic function in the recipient as it fulfilled in the donor. If the FDA decides that any of our current or future allografts are more than minimally manipulated or indicated for nonhomologous use, it would require us to either obtain 510(k) clearance or a PMA approval if the allograft is viewed as a medical device or obtain approval as a drug or biologic if it is viewed as a drug or biologic. Depending on the nature and extent of any FDA decision applicable to our allografts, further distribution of the affected products could be interrupted for a substantial period of time, which would reduce our revenues and hurt our profitability.

The safety of our products is not yet supported by long-term clinical data and may therefore prove to be less safe and effective than initially thought.

We obtained clearance to offer all of our current medical device products through the FDA’s 510(k) clearance process. The 510(k) clearance process is generally based on the FDA’s agreement that a new product is substantially equivalent to already marketed products. Thus, the FDA’s 510(k) clearance process is less rigorous than the PMA process and requires little, if any, supporting clinical data. For these reasons, surgeons may be slow to adopt our 510(k)-cleared products, we may not have the comparative data that our competitors have or are generating, and we may be subject to greater regulatory and product liability risks. Further, future studies or experience may indicate that treatment with our products does not improve patient outcomes. Such results would reduce demand for our products and this could cause us to withdraw our products from the market. Moreover, if future studies or experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to significant legal liability, significant negative publicity, damage to our reputation and a dramatic reduction in sales of our products, all of which would have a material adverse effect on our business, financial condition and results of operations.

If we or our suppliers fail to comply with the FDA’s quality system and good tissue practice regulations, the manufacture of our products could be delayed.

We and our suppliers are required to comply with the FDA’s quality system regulations, or QSRs, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. In addition, suppliers and processors of allograft must comply with the FDA’s current good tissue practice regulations, or CGTPs, which govern the methods used in and the facilities and controls used for the manufacture of human cell tissue and cellular and tissue-based products, record keeping and the establishment of a quality program. The FDA audits compliance with the QSRs and CGTPs through inspections of manufacturing and other facilities. If we or our suppliers have significant non-compliance issues or if any corrective action plan is not sufficient, we or our suppliers could be forced to delay the manufacture of our products until such problems are corrected to the FDA’s satisfaction, which could have a material adverse effect on our business, financial condition and results of operations. Further, our products could be subject to recall if the FDA determines, for any reason, that our products are not safe or effective. Any recall or FDA requirement demanding that we seek additional approvals or clearances could result in delays, costs associated with modification of a product, loss of revenue and potential operating restrictions imposed by the FDA, all of which could have a material adverse effect on our business, financial condition and results of operations. As a result of our last inspection in November 2003, minor non-compliance items were cited on an FDA Form 483, which is a notice of inspection observation that we received following the inspection. Following receipt of the Form 483, we submitted a formal response in which we indicated the steps that we had taken to correct the noted deficiencies and we have not received any further request from the FDA with respect to the Form 483 we received.

If we choose to acquire new and complementary businesses, products or technologies, we may be unable to complete these acquisitions or successfully integrate them in a cost effective and non-disruptive manner.

Our success depends in part on our ability to continually enhance and broaden our product offering in response to changing customer demands, competitive pressures and technologies and our ability to increase our market share. Accordingly, we intend to pursue the acquisition of complementary businesses, products or technologies instead of developing them ourselves. We do not know if we will be able to successfully complete any acquisitions, or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers or distributors. Our ability to successfully grow through acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. These efforts could be expensive and time consuming, disrupt our ongoing business and distract management. If we are unable to integrate any future acquired businesses, products or technologies effectively, our business, financial condition and results of operations will be materially adversely affected. For example, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize significant amounts of expenses, including non-cash acquisition costs, and acquired assets.

We may face additional challenges in our attempts to expand in the Japanese market.

We believe that many of the primary barriers to success in the market for spinal products in Japan are similar to those in the United States, including the challenges of increasing market penetration, expanding the direct representative sales force and obtaining regulatory approval for new products. In addition, we may face additional difficulties and challenges in Japan, including the expansion of the scope of our spine product offering, despite our history of selling orthopedic trauma products in Japan, and the receipt by Alphatec Pacific of Japanese regulatory approval for some of our existing products to permit Alphatec Pacific’s spine fusion product line offering to become as extensive as ours is in the United States.

We may not be able to timely develop new products or product enhancements that will be accepted by the market.

We sell our products in a market that is characterized by technological change, product innovation, evolving industry standards, competing patent claims, patent litigation and intense competition. Our success will depend in part on our ability to develop and introduce new products and enhancements or modifications to our existing products, which we will need to do before our competitors do so and in a manner that does not infringe issued patents of third parties from which we do not have a license. We cannot assure you that we will be able to successfully develop or market new, improved or modified products, or that any of our future products will be accepted by even the surgeons who use our current products. Our competitors’ product development capabilities could be more effective than our capabilities, and their new products may get to market before our products. In addition, the products of our competitors may be more effective or less expensive than our products. The introduction of new products by our competitors may lead us to have price reductions, reduced margins or loss of market share and may render our products obsolete or noncompetitive. The success of any of our new product offerings or enhancement or modification to our existing products will depend on several factors, including our ability to:

•	properly identify and anticipate surgeon and patient needs;

•	develop new products or enhancements in a timely manner;

•	obtain the necessary regulatory approvals for new products or product enhancements;

•	provide adequate training to potential users of new products;

•	receive adequate reimbursement approval of third-party payors such as Medicaid, Medicare and private insurers; and

•	develop an effective marketing and distribution network.

Developing products in a timely manner can be difficult, in particular because product designs change rapidly to adjust to third-party patent constraints and to market preferences. As a result, we may experience delays in our product launches which may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate from these products. We may experience delays in any phase of a product launch, including during research and development, clinical trials, manufacturing, marketing and the surgeon training process. In addition, our suppliers of products or components that we do not manufacture can suffer similar delays, which could cause delays in our product introductions. If we do not develop new products or product enhancements in time to meet market demand or if there is insufficient demand for these new products or enhancements, it could have a material adverse effect on our business financial condition and results of operations.

Our products and product enhancements under development may not be commercially viable.

While we devote significant resources to research and development, our research and development may not lead to improved or new products that are commercially successful. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of medical devices, from discovery, through testing and registration, to initial product launch, typically takes between three and seven years in the United States. Each of these periods varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with spine fusion research and development, we may elect to cease development of one or more of our product candidates if we believe that the product candidate would not be commercially viable.

We are dependent on our senior management team, sales and marketing team, engineering team and key surgeon advisors, and the loss of any of them could harm our business.

Our continued success depends in part upon the continued availability and contributions of our senior management, sales and marketing team and engineering team and the continued participation of our key surgeon advisors. The Chairman of our board of directors, Mortimer Berkowitz III, has obligations outside Alphatec Holdings, including those arising in his capacity as a Managing Member of HGP, LLC, the General Partner of (with a 20% profits interest in) HealthpointCapital, a private equity fund focused on the worldwide musculoskeletal sector—specifically orthopedics and dental, and the President, a member of the Board of Managers and a Managing Director of HealthpointCapital, LLC, a values-driven, research-based private equity firm exclusively focused on the musculoskeletal sector—specifically orthopedics and dental, which owns a 25% ownership interest in HGP, LLC and is the parent company of the fund manager of HealthpointCapital. Mr. Berkowitz is also a member of the board of directors of Scient’x S.A., BioHorizons Implant Systems, Inc., BioLok International Inc., Micro Dental Laboratories and DTI Dental Technologies Inc. In addition, we have experienced significant turnover in our senior management team in recent years. For example, Shunshiro “Roy” Yoshimi recently tendered his resignation as President, Chief Executive Officer and Chairman of Alphatec Pacific, to be effective October 31, 2007. While we have succession plans in place and have entered into employment agreements with all members of our senior management team, none of these agreements guarantees the services of the individual for a specified period of time. We would be adversely affected if we fail to adequately plan for future turnover of our senior management team. Our ability to grow or at least maintain our sales levels depends in large part on our ability to attract and retain sales and marketing personnel and for these sales people to maintain their relationships with surgeons directly and through our distributors. We rely on our engineering team to research, design and develop potential products for our product pipeline. We also rely on our surgeon advisors to advise us on our products, our product pipeline, long-term scientific planning, research and development and industry trends. We compete for personnel and advisors with other companies and other organizations, many of which are larger and have greater name recognition and financial and other resources than we do. The loss of members of our senior management team, sales and marketing team, engineering team and key surgeon advisors, or our inability to attract or retain other qualified personnel or advisors could have a material adverse effect on our business, financial conditions and results of operations.

We rely on our information technology systems for inventory management, distribution and other functions and to maintain our research and development data. If our information technology systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business, financial condition and results of operations could be adversely affected.

The efficient operation of our business is dependent on our information technology systems. We rely on our information technology systems to effectively manage accounting and financial functions; manage order entry, order fulfillment and inventory replenishment processes; and maintain our research and development data. The failure of our information technology systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, our information technology systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•	terrorist attacks and attacks by computer viruses or hackers;

•	power loss; and

•	computer systems, or Internet, telecommunications or data network failure.

Any such interruption could have material adverse effect on our business, financial condition and results of operations.

The majority of our operations and all of our manufacturing facilities are currently conducted in locations that may be at risk of damage from fire, earthquakes or other natural disasters. If a natural disaster strikes, we may be unable to manufacture certain products for a substantial amount of time.

We currently conduct the majority of our development, manufacturing and management activities in Carlsbad, California near known wildfire areas and earthquake fault zones. We have taken precautions to safeguard our facilities, including obtaining property and casualty insurance, and implementing health and safety protocols. We have started to store computer date offsite and expect to have completed the Information Technology disaster recovery plan in December 2007. However, any future natural disaster, such as a fire or an earthquake, could cause substantial delays in our operations, damage or destroy our equipment or inventory and cause us to incur additional expenses. A disaster could seriously harm our business, financial condition and results of operations. Our facilities would be difficult to replace and would require substantial lead time to repair or replace. We do not maintain insurance against earthquakes and floods and the insurance we maintain against fires and other natural disasters would not be adequate to cover a total loss of our manufacturing facilities, may not be adequate to cover our losses in any particular case and may not continue to be available to us on acceptable terms, or at all.

Alphatec Holdings is a holding company with no operations, and unless it receives dividends or other payments from Alphatec Spine, Inc., it will be unable to fulfill its cash obligations.

As a holding company with no business operations, Alphatec Holdings’ material assets consist only of the common stock of Alphatec Spine (and any other subsidiaries Alphatec Holdings may own in the future), dividends and other payments received from time to time from Alphatec Spine or such subsidiaries, and the proceeds raised from the sale of debt and equity securities. Alphatec Spine is legally distinct from Alphatec Holdings and has no obligation, contingent or otherwise, to make funds available to Alphatec Holdings. Alphatec

Holdings will have to rely upon dividends and other payments from Alphatec Spine (and any other subsidiaries Alphatec Holdings may own in the future) to generate the funds necessary to fulfill its cash obligations. Alphatec Holdings may not be able to access cash generated by Alphatec Spine in order to fulfill cash commitments. The ability of Alphatec Spine to make dividend and other payments to Alphatec Holdings is subject to the availability of funds after taking into account Alphatec Spine’s funding requirements, the terms of Alphatec Spine’s indebtedness and applicable state laws. Alphatec Spine’s current credit facilities from Bank of the West and General Electric Capital Corporation prohibit Alphatec Spine from declaring or paying dividends, other than dividends payable in capital stock, during the term of the facility, which expire in January 2008 and December 2009, respectively.

Risks Related to Our Financial Results and Need for Financing

Our quarterly financial results could fluctuate significantly.

Our quarterly financial results are difficult to predict and may fluctuate significantly from period to period, particularly because our sales prospects are uncertain. The level of our revenues and results of operations at any given time will be based primarily on the following factors:

•	acceptance of our products by surgeons, patients, hospitals and third-party payors;

•	demand and pricing of our products;

•	the mix of our products sold, because profit margins differ among our products;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	our ability to grow and maintain a productive sales and marketing organization;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	the effect of competing technological and market developments;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	our ability to produce or obtain products of satisfactory quality or in sufficient quantities to meet demand; and

•	changes in our ability to obtain FDA, state and international approval or clearance for our products.

In addition, until we have a larger base of surgeons using our products, occasional fluctuations in the use of our products by individual surgeons or small groups of surgeons will have a proportionately larger impact on our revenues than for companies with a larger customer base.

Many of the products we may seek to develop and introduce in the future will require FDA, state and international approval or clearance. We cannot begin to commercialize any such products in the United States without FDA approval or clearance or outside of the United States without appropriate regulatory approvals and import licenses. As a result, it will be difficult for us to forecast demand for these products with any degree of certainty. We cannot assure you that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in revenue or earnings from levels expected by our stockholders or by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

We may need to raise additional funds in the future and such funds may not be available on acceptable terms, if at all.

We believe that our current cash and cash equivalents, revenues from our operations, and Alphatec Spine’s ability to draw down on its secured credit facilities, will be sufficient to fund our projected operating requirements through January 1, 2008. In January 2006, Alphatec Spine entered into a two-year credit agreement with Bank of the West to support the expansion of our distribution channels. The financing is collateralized by substantially all of the assets and capital stock of Alphatec Spine and is guaranteed by us. Under the terms of this credit facility, Alphatec Spine is required to make monthly interest payments and is subject to certain covenants, which include among other things, prohibiting a certain specified net loss, requiring a specified ratio of debt to cash flow and a specified ratio of debt to tangible net worth plus subordinated debt, requiring certain levels of profitability and restricting certain mergers and acquisitions without prior approval of the bank. In addition, this credit facility prohibits Alphatec Spine from declaring or paying cash dividends. On December 31, 2006, there was $0.6 million outstanding borrowing under this line of credit and Alphatec Spine was in breach of certain covenants set forth in its credit agreement with the Bank of the West. In March 2007, Alphatec Spine obtained waivers of these covenant breaches and entered into an amendment to the credit agreement which deleted the quarterly and annual net profit financial condition, modified the net loss financial condition and modified the definition of the borrowing base covenants. Although as of June 30, 2007, there was no outstanding borrowing under this line of credit, there is no assurance that we will be able to extend our agreement or continue to have access to funds after January 1, 2008.

We may seek additional funds from public and private stock offerings, borrowings under new debt facilities or other sources. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of our products;

•	the costs associated with expanding our sales and marketing efforts;

•	the expenses we incur in manufacturing and selling our products;

•	the costs of developing new products or technologies;

•	the cost of obtaining and maintaining FDA or other regulatory approval or clearance for our products and products in development;

•	the number and timing of acquisitions and other strategic transactions;

•	the costs associated with increased capital expenditures; and

•	the costs associated with our employee retention programs and related benefits.

As a result of these factors, we may need to raise additional funds and such funds may not be available on favorable terms, if at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or to grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals and have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain risks associated with our foreign operations.

Our operations outside of the United States are primarily in Japan. Certain risks are inherent in international operations, including:

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign customers who may have longer payment cycles than customers in the United States;

•

tax rates in foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions including transfer pricing restrictions when products produced in one country are sold to an affiliated entity in another country;

•	economic and political instability in countries where we operate or where end-users of spine fusion surgery reside;

•	difficulties associated with managing a large organization spread throughout various countries;

•	difficulties in obtaining and enforcing intellectual property rights;

•	required compliance with a variety of foreign laws and regulations;

•	imposition of costly and lengthy new export licensing requirements;

•	laws and business practices favoring local companies; and

•	lack of availability and reduced level of reimbursement within prevailing foreign healthcare payment systems.

If we continue to expand our business outside of the United States, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole.

Our independent registered public accounting firm brought to our attention a material weakness in our internal controls during the audit of our 2005 annual consolidated financial statements. Our failure to maintain effective internal controls could have a material adverse effect on our business, operating results and financial condition and cause our stockholders, lenders, suppliers and others to lose confidence in the accuracy or completeness of our financial reports.

Our independent registered public accounting firm identified and communicated to us a material weakness in our internal control over financial reporting as of December 31, 2005. Management has evaluated this communication and has also concluded that a material weakness existed as of that date.

A material weakness, as defined by the Public Company Accounting Oversight Board, is a control deficiency, or a combination of control deficiencies, that results in a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our independent registered public accounting firm advised our board of directors and our management that our process for our financial statement year-end close and reporting was insufficiently defined and represented a deficiency in the design and operating effectiveness of our year-end close and reporting controls. One of the primary causes of the deficiency in the financial statement close and reporting process noted by our independent registered public accounting firm was the inadequate staffing in our financial accounting and reporting functions. Management believes that the primary cause of many of the observed deficiencies resulted from our transition from a small, private company with immature processes and controls to one that is growing rapidly and must meet the reporting and control standards applicable to public companies.

During 2006, we undertook a number of actions to correct this material weakness in our internal controls and enhance such internal controls and the accuracy of our financial reporting, including the review and documentation of our processes and key controls, and the engagement of experienced financial personnel, including our Chief Financial Officer and Corporate Controller.

While we have taken such actions, additional measures may be necessary to continue our maintenance of effective internal controls. Our independent registered public accounting firm did not detect any material weaknesses in our internal controls during the most recent audit of our 2006 consolidated financial statements. However, we plan to regularly assess our internal controls and procedures and take further action as necessary or appropriate to address any matters we identify. The process of maintaining, designing and implementing effective internal controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments.

We may incur substantial expenses relating to the refinement and maintenance of our internal controls. Our accounting and financial reporting functions may not be unable to maintain adequate resources to ensure that we will not have any future control deficiencies or material weaknesses in our system of internal controls. The effectiveness of our internal controls may in the future be limited by a variety of factors including:

•	faulty human judgment and errors, omissions or mistakes;

•	inappropriate management override of policies and procedures;

•	failure to properly implement our upgraded financial software system; and

•	the possibility that any enhancements to our internal controls may still not be adequate to assure timely and accurate financial information.

If we fail to maintain effective internal controls and procedures for financial reporting, we could be unable to provide timely and accurate financial information and therefore be subject to delisting from the NASDAQ Global Market, an investigation by the SEC, and civil or criminal sanctions. Additionally, ineffective internal control over financial reporting would place us at increased risk of fraud or misuse of corporate assets and could cause our stockholders, lenders, suppliers and others to lose confidence in the accuracy or completeness of our financial reports.

In the quarterly reports on Form 10-Q and the annual reports on Form 10-K, our management may not be able to conclude that we have effective disclosure controls and procedures, and we or our independent registered public accounting firm may not be able to conclude that we have effective internal controls over financial reporting. We are also exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

We are subject to the reporting requirements of the Exchange Act that require us to file, among other things, quarterly reports on Form 10-Q and annual reports on Form 10-K. Under Section 302 of the Sarbanes-Oxley Act, as a part of each of these reports, our Chief Executive Officer and Chief Financial Officer are required to evaluate and report their conclusions regarding the effectiveness of our disclosure controls and procedures and to certify that they have done so. In addition, under Section 404 of the Sarbanes-Oxley Act, we are required to include a report of management on our internal control over financial reporting in our Form 10-K and the independent registered public accounting firm auditing our financial statements will be required to attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. This requirement will first apply to our Form 10-K for our fiscal year ending December 31, 2007.

We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation, testing and any necessary remediation required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy.

If we are unable to conclude in a timely manner that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to conclude that our assessment of our internal control over financial reporting is sufficient or is unable to conclude that our internal controls over financial reporting are effective and therefore issues an adverse opinion, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NASDAQ Global Market. This type of action could adversely affect our financial results or investors’ confidence in our company and our ability to access capital markets, and could cause our stock price to decline. In addition, the control and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and the NASDAQ Global Market. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner.

Changes in or interpretations of accounting rules and regulations, such as expensing of stock options, could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies, including policies regarding expensing stock options, are subject to further review, interpretation and guidance from relevant accounting authorities, including the SEC. For example, effective January 1, 2006, we adopted the Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires all public companies to treat the fair value of stock options granted to employees as an expense effective as of the beginning of the first fiscal year commencing after June 15, 2005. Due to this change, we have changed our accounting policy to record expense for the fair value of stock options granted in 2006 and 2007, and as a result our operating expenses have increased. Through our compensation plan, we rely on grants of stock options and restricted stock to compensate existing employees and attract new employees. Since we currently are required to expense stock options granted on or after January 1, 2006, we may choose to reduce our reliance on stock options as a compensation tool. If we reduce our use of stock options, it may be more difficult for us to attract and retain qualified employees. If we do not reduce our reliance on stock options or if we continue to issue restricted shares, our reported income would decrease. Although we believe that our accounting practices are consistent with current accounting pronouncements, changes to our interpretations of accounting methods or policies in the future may require us to adversely revise how our financial statements are prepared.

A portion of our revenues and expenditures is subject to exchange rate fluctuations that could adversely affect our reported results of operations.

While a majority of our business is denominated in U.S. dollars, we maintain operations in foreign countries, primarily Japan, that require payments in the local currency. Payments received from customers for goods sold in these countries are typically in the local currency. Consequently, fluctuations in the rate of exchange between the U.S. dollar and certain other currencies may affect our results of operations and period-to-period comparisons of our operating results. For example, if the value of the U.S. dollar were to fall relative to the Japanese Yen, the principal foreign currency material to our business, then our reported revenues would increase when we convert the higher valued foreign currency into U.S. dollars. If the value of the U.S. dollar were to increase in relation to the Japanese Yen, then there would be a negative effect on the value of our sales in Japan to the extent our revenues in Japanese Yen are in excess of our Japanese Yen costs at the time that we converted amounts to U.S. dollars in connection with the preparation of our financial statements. We do not currently engage in hedging or similar transactions to reduce these risks.

Risks Related to Our Intellectual Property and Potential Litigation

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, we cannot assure you that any of our pending patent applications will result in the issuance of patents to us. The United States Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. Our issued patents and those that may be issued in the future could subsequently be successfully challenged by others and invalidated or rendered unenforceable, which could limit our ability to stop competitors from marketing and selling related products. In addition, our pending patent applications include claims to aspects of our products and procedures that are not currently protected by issued patents.

Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may be able to design around our patents or develop products that provide outcomes that are comparable to our products. Although we have entered into confidentiality agreements and intellectual property assignment agreements with certain of our employees, consultants and advisors as one of the ways we seek to protect our intellectual property and other proprietary technology, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, if at all. Since most of our issued patents and pending patent applications are for the United States only, we lack a corresponding scope of patent protection in other countries, including Japan. Thus, we may not be able to stop a competitor from marketing products in other countries that are similar to some of our products.

In the event a competitor infringes upon one of our patents or other intellectual property rights, enforcing those patents and rights may be difficult and time consuming. Even if successful, litigation to defend our patents against challenges or to enforce our intellectual property rights could be expensive and time consuming and could divert management’s attention from managing our business. Moreover, we may not have sufficient resources to defend our patents against challenges or to enforce our intellectual property rights.

In addition, we hold licenses with third parties to utilize certain technologies useful in the design and manufacturing of some of our products, including our Zodiac polyaxial pedicle screws, which represented approximately 39.9% and 36.3% of our net sales for 2005 and 2006, respectively. The loss of such licenses could prevent us from manufacturing, marketing and selling these products, which would have a material adverse effect on our business, financial condition and results of operations.

Alphatec Spine licenses patents relating to features of its pedicle screw from Biomet, Inc., or Biomet, pursuant to a license agreement, or the 555 license agreement. The licensed technology is incorporated into Alphatec Spine’s Zodiac and Solanas pedicle screws and may be incorporated into future products. The 555 license agreement provides that the royalty shall remain in full force and effect without modification regardless of any ruling by any court regarding the scope, validity, or enforceability of the patents covered by the 555 license agreement. The validity of the United States patents covered by the 555 license agreement is being challenged by Medtronic in an infringement action brought by Biomet in the United States. On March 20, 2007, the United States Count of Appeals for the Federal Circuit ruled that Medtronic’s current multi-axial screw products do not infringe upon the 555 patent. The European patent covered by the 555 license agreement has been revoked by the European Patent Office after it was successfully challenged in an opposition proceeding in Europe initiated by Stryker and Synthes. Biomet is appealing this decision. Biomet can terminate the license in the event Alphatec Spine fails to make any of the payments required under the license agreement, materially breaches the license agreement, or becomes insolvent.

The medical device industry is characterized by patent and other intellectual property litigation and we could become subject to litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, and/or prevent us from marketing our existing or future products.

The medical device industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. Determining whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that our products, the components of those products, the methods of using those products, or the methods we employ in processing those products are covered by U.S. or foreign patents held by them. In addition, they may claim that their patents have priority over ours because their patents were issued first. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products may infringe. There could also be existing patents that one or more components of our products may be inadvertently infringing, of which we are unaware. As the number of participants in the market for spine disorder devices and treatments increases, the possibility of patent infringement claims against us increases.

Any such claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be required to pay substantial damages, including treble, or triple, damages if an infringement is found to be willful, and/or royalties and we could be prevented from selling our products unless we could obtain a license or were able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe those patents. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products, either of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in order to further our product development efforts, from time to time we enter into agreements with surgeons to develop new products. As consideration for product development activities rendered pursuant to these agreements, in certain instances we have agreed to pay such surgeons royalties on products developed by cooperative involvement between us and such surgeons. There can be no assurance that surgeons with whom we have entered into such an arrangement will not claim to be entitled to a royalty even if we do not believe that such products were developed by cooperative involvement between us and such surgeons. Any such claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation.

We cannot predict the outcome of lawsuits in which we are a defendant.

On June 26, 2006, Biedermann Motech GmbH and DePuy Spine, Inc. filed suits for patent infringement against a number of companies selling pedicle screws, including Alphatec Spine. The complaint against Alphatec Spine was filed in the United States District Court for the District of Massachusetts and alleges infringement of United States Patent No. 5,207,678, or the “678 Patent,” owned by Biedermann Motech and exclusively licensed to DePuy Spine in the U.S. The complaint alleges that this patent covers certain pedicle screw designs and requests monetary damages and injunctive relief. Alphatec Spine does not believe that any of its products infringe any valid claim of this patent and intends to defend itself vigorously against these claims. On July 21,

2006, the plaintiffs filed a motion for preliminary injunction, requesting the Court to enjoin Alphatec Spine from making, using, and selling Alphatec Spine’s Zodiac and Solanas products pending trial. Alphatec Spine opposed this motion, which was denied by the Court on October 26, 2006. On January 12, 2007, Alphatec Spine filed a motion for summary judgment that its products do not infringe this patent. The plaintiffs filed a cross motion for partial summary judgment that the accused Zodiac and Solanas products include one element of the asserted patent claims. On March 29, 2007, the Court ruled against Alphatec Spine and issued a claim construction order on one element of the asserted patent claim. It has not yet formally ruled on the motion and cross-motion. In June 2007, the U.S. Patent and Trademark office decided to reexamine the 678 Patent following a request for reexamination that was made by a third party. In July 2007, Alphatec Spine made a motion to stay the proceeding pending the results of the reexamination. Subsequent to such filing, the Company and the plaintiffs filed a joint motion that withdrew the Company’s motion until January 2, 2008, or sooner if necessary in the Company’s judgment based on the status of the reexamination. Given that our Zodiac and Solanas products constitute a significant portion of our revenues, an adverse outcome in this suit would have a material adverse effect on our business, financial conditions and results of operations.

On April 12, 2006, Alphatec Spine and HealthpointCapital, our majority stockholder, and its affiliate, HealthpointCapital, LLC, were served with a complaint by Drs. Darryl Brodke, Alan Hilibrand, Richard Ozuna and Jeffrey Wang, or the “claimant surgeons,” in the Superior Court of California in the County of Orange, claiming, among other things, that, pursuant to certain contractual arrangements Alphatec Spine allegedly entered into with the claimant surgeons in 2001, it was required to pay the claimant surgeons quarterly royalties in an aggregate amount of 6% of the net sales of polyaxial screws, which the claimant surgeons allege were developed with their assistance prior to the cessation of such development activities in March 2002. Alphatec Spine first began to sell polyaxial screws in 2003 and has continued to sell them through the date of this prospectus supplement. In October of 2006, the parties to this litigation initiated a mediation session in an attempt to mediate a resolution to this matter, but were unsuccessful in doing so. Alphatec Spine brought a motion to compel arbitration of the claimant surgeon’s claims and is currently appealing the Court’s denial of said motion. Alphatec Spine does not believe that any of the claimant surgeons are entitled to any royalty amounts and intends to vigorously defend itself against this complaint; however, Alphatec Spine cannot predict the outcome to this matter or the impact on the financial statements, if any.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, design, manufacture and sale of medical devices for spine surgery procedures. Spine surgery involves significant risk of serious complications, including bleeding, nerve injury, paralysis and even death. To date, our products have not been the subject of any material product liability claims. Currently, we carry product liability insurance in the amount of $10 million per occurrence and $10 million in the aggregate. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or our inability to secure coverage in the future on commercially reasonable terms, if at all. In addition, if our product liability insurance proves to be inadequate to pay a damage award, we may have to pay the excess out of our cash reserves, which could harm our financial condition. If longer-term patient results and experience indicate that our products or any component of our products cause tissue damage, motor impairment or other adverse effects, we could be subject to significant liability. Even a meritless or unsuccessful product liability claim could harm our reputation in the industry, lead to significant legal fees and result in the diversion of management’s attention from managing our business.

Because allograft products entail a potential risk of communicable disease to human recipients, we may be the subject of product liability claims regarding our allograft products.

Our allograft business may expose us to additional potential product liability claims. The development of allografts and technologies for human tissue repair and treatment entails a risk of additional product liability claims because of the risk of transmitting disease to human recipients, and substantial product liability claims may be asserted against us. In addition, successful product liability claims made against one of our competitors could cause claims to be made against us or expose us to a perception that we are vulnerable to similar claims. Even a meritless or unsuccessful product liability claim could harm our reputation in the industry, lead to significant legal fees and result in the diversion of management’s attention from managing our business.

We may be subject to damages resulting from claims that we, our employees or our independent distributors have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

Many of our employees were previously employed at other medical device companies, including our competitors or potential competitors. Many of our independent distributors sell, or in the past have sold, products of our competitors. We may be subject to claims that we, our employees or our independent distributors have inadvertently or otherwise used or disclosed the trade secrets or other proprietary information of our competitors. In addition, we have been and may in the future be subject to claims that we caused an employee or independent distributor to break the terms of his or her non-competition agreement or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize products, which could have an adverse effect on our business, financial condition and results of operations.

Any claims relating to our improper handling, storage or disposal of biological, hazardous and radioactive materials could be time consuming and costly.

The manufacture of certain of our products, including our allograft implants, involves the controlled use of biological, hazardous and/or radioactive materials and waste. Our business and facilities and those of our suppliers are subject to foreign, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for damages or penalized with fines. This liability could exceed our resources and any applicable insurance. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites, even if such contamination was not caused by us. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations.

We and our independent sales agents must comply with various state and federal anti-kickback, self-referral, false claims and similar laws, the breach of which could cause a material adverse effect on our business, financial condition and results of operations.

Our relationship with surgeons, hospitals and the marketers of our products are subject to scrutiny under various state and federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can potentially give rise to claims that the relevant law has been violated. Any violations of these laws could result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations. We cannot assure you that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with surgeons, hospitals and marketers of our products.

Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration by an individual or entity in return for, or to induce:

•	the referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare program; or

•	purchasing, leasing, ordering or arranging for any service or product for which payment may be made by a government-sponsored healthcare program.

Possible sanctions for violation of these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. Certain states in which we market our products have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations.

We have entered into consulting agreements and royalty agreements with surgeons, some of whom make referrals to us. In addition, some of our referring surgeons own shares of our capital stock, which they either purchased in an arms’ length transaction on terms identical to those offered to non-surgeons or received from us as fair market value consideration for consulting services performed by them. While these transactions were structured with the intention of complying with all applicable laws, including the federal ban on physician self-referrals, commonly known as the “Stark Law,” state anti-referral laws and other applicable anti-kickback laws, to the extent applicable, it is possible that regulatory agencies may in the future view these transactions as prohibited arrangements that must be restructured or for which we could be subject to other significant penalties, or prohibit us from accepting referrals from these surgeons. We would be materially impacted if regulatory agencies interpret our financial relationships with certain surgeons who refer our products to be in violation of applicable laws and we were unable to achieve compliance with applicable laws. This could subject us to monetary penalties for non-compliance, the cost of which could be substantial, or we may be unable to accept referrals from such surgeons.

We must comply with a variety of other laws, such as laws prohibiting false claims for reimbursement under Medicare and Medicaid, which can also be triggered by violations of federal anti-kickback laws; Healthcare Insurance Portability and Accounting Act of 1996, which makes it a federal crime to commit healthcare fraud and make false statements; and the Federal Trade Commission Act and similar laws regulating advertisement and consumer protection. In certain cases, federal and state authorities pursue actions for false claims on the basis that manufacturers and distributors are promoting unapproved or off-label uses of their products. Pursuant to FDA regulations, we can only market our products for cleared or approved uses. Although surgeons are permitted to use medical devices for indications other than those cleared or approved by the FDA based on their medical judgment, we are prohibited from promoting products for such off-label uses. We market our products and provide promotional materials and training programs to surgeons regarding the use of our products. Although we believe our marketing, promotional materials and training programs for surgeons do not constitute promotion of unapproved uses of our products, if it is determined that our marketing, promotional materials or training programs constitute promotion of unapproved uses, we could be subject to significant fines in addition to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure and criminal penalty.

The scope and enforcement of these laws are uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory authorities will not challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time consuming. Additionally, we cannot predict the impact of any changes in these laws, whether or not retroactive.

Risks Related to Our Common Stock and This Offering

We expect that the price of our common stock will fluctuate substantially and the market price of our common stock may decline in value in the future.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	volume and timing of orders for our products;

•	quarterly variations in our or our competitors’ results of operations;

•

our announcement or our competitors’ announcements regarding new products, product enhancements, significant contracts, number of distributors, number of hospitals and surgeons using products, acquisitions or strategic investments;

•	announcements of technological or medical innovations for the treatment of spine pathology;

•	changes in earnings estimates or recommendations by securities analysts;

•	our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

•	changes in healthcare policy in the United States and internationally;

•	product liability claims or other litigation involving us;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	changes in governmental regulations or in the status of our regulatory approvals, clearances or applications;

•	disputes or other developments with respect to intellectual property rights;

•	changes in the availability of third-party reimbursement in the United States or other countries;

•	changes in accounting principles; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the NASDAQ Global Market and the market for medical device companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of medical device companies have been particularly volatile. Factors contributing to this volatility include FDA and international actions with respect to the government regulation of medical devices and third-party reimbursement matters, changes in U.S. or international healthcare policies, and changes in the condition of the medical device industry generally. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could materially harm our financial condition, results of operations and business.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $3.45 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.74 per share in the net tangible book value of the common stock. If the underwriter exercises its overallotment option, you will experience additional dilution. See “Dilution” on page S-33 for a more detailed discussion of the dilution you will incur in this offering.

Securities analysts may not continue to provide coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

Securities analysts may not continue to provide research coverage of our common stock. If securities analysts do not cover our common stock, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, recently-adopted rules mandated by the Sarbanes-Oxley Act and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Because of their significant stock ownership, our executive officers, directors and principal stockholders will be able to exert control over us and our significant corporate decisions.

Based on shares outstanding at September 1, 2007, our executive officers, directors and stockholders holding more than 5% of our outstanding common stock and their affiliates will, in the aggregate, beneficially own approximately 52.7% of our outstanding common stock. In addition, HealthpointCapital Partners II, L.P., an affiliate of our principal stockholder HealthpointCapital Partners, L.P., will purchase 2,750,000 shares in this offering. As a result, these persons will, in the aggregate, beneficially own approximately 48.3% of our outstanding common stock after this offering and, acting together, will have the ability to determine the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentration of ownership may harm the market price of our common stock by, among other things:

•	delaying, deferring or preventing our change in control;

•	impeding a merger, consolidation, takeover or other business combination involving us;

•	causing us to enter into transactions or agreements that are not in the best interests of all of our stockholders; or

•	reducing our public float held by non-affiliates.

Certain members of our board of directors also serve as officers and directors of HealthpointCapital, its affiliates and other portfolio companies.

Four members of our board of directors also serve as officers and directors of our largest stockholder, HealthpointCapital, or its related entities and of other companies in which HealthpointCapital invests, including companies with which we compete or may in the future compete. As of September 1, 2007, HealthpointCapital owns approximately 36.5% of our outstanding common stock. In addition, HealthpointCapital Partners II, L.P., an affiliate of our principal stockholder HealthpointCapital Partners, L.P., will purchase 2,750,000 shares in this offering. After this offering, HealthpointCapital will own approximately 35.5% of our outstanding common stock. HealthpointCapital and its affiliates may make investments and hold interests in businesses that compete directly or indirectly with us. For example, HealthpointCapital owns a 33% interest in Scient’x S.A., a French company. The Chairman of our board of directors, Mortimer Berkowitz III, is a Managing Member of HGP, LLC, the General Partner of (with a 20% profits interest in) HealthpointCapital and the President, a member of the Board of Managers and a Managing Director of HealthpointCapital, LLC, which owns a 25% ownership interest in HGP, LLC and is the parent company of the fund manager of HealthpointCapital. Mr. Berkowitz is also a member of the Board of Directors of Scient’x S.A., BioHorizons Implant Systems, Inc., BioLok International Inc., Micro Dental Laboratories and DTI Dental Technologies Inc. John H. Foster, a member of our board of directors, is a Managing Member of HGP, LLC and the Chairman, Chief Executive Officer, a member of the Board of Managers and a Managing Director of HealthpointCapital, LLC. He is Chairman of BioHorizons Implant Systems, Inc., BioLok International Inc., Micro Dental Laboratories and DTI Dental Technologies Inc. Our directors R. Ian Molson and Stephen E. O’Neil also serve on the Board of Managers of HealthpointCapital, LLC. Such directors may have obligations to HealthpointCapital, HealthpointCapital, LLC, HGP, LLC and to investors in those companies and other portfolio companies of HealthpointCapital and its affiliates, the fulfillment of which might not be in the best interests of us or our stockholders.

Our Chairman, Mortimer Berkowitz III, has a less than 1% direct capital interest in HealthpointCapital, a 24.4% direct interest in HGP, LLC and a 30.5% direct and beneficial interest in HealthpointCapital, LLC. Our director, John H. Foster, has a 3.2% beneficial capital interest in HealthpointCapital, a 36.6% direct interest in HGP, LLC and a 42.7% direct and beneficial interest in HealthpointCapital, LLC. Our director, R. Ian Molson, has a less than 1% direct capital interest in HealthpointCapital and a 2.1% direct interest in HealthpointCapital, LLC. Our director, Stephen E. O’Neil, has a 1.4% direct interest in HealthpointCapital, LLC.

Because of these possible conflicts of interest, such directors may direct potential business and investment opportunities to other entities rather than to us or such directors may undertake or otherwise engage in activities or conduct on behalf of such other entities that is not in, or which may be adverse to, our best interests. Whether a director directs an opportunity to us or to another company, our directors may face claims of breaches of fiduciary duty and other duties relating to such opportunities. Our amended and restated certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by law, which may require us to indemnify them against claims of breaches of such duties arising from their service on our board of directors. HealthpointCapital or its affiliates may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Furthermore, HealthpointCapital may have an interest in us pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to us and our stockholders generally. In addition, if we were to seek a business combination with a target business with which one or more of our existing stockholders or directors may be affiliated, conflicts of interest could arise in connection with negotiating the terms of and completing the business combination. Conflicts that may arise may not be resolved in our favor.

Anti-takeover provisions in our organizational documents and change of control provisions in some of our employment agreements and agreements with distributors, and in some of our outstanding debt agreements, as well as the terms of our new redeemable preferred stock, may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely.

Certain provisions of our amended and restated certificate of incorporation and restated by-laws could discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions:

•	allow the authorized number of directors to be changed only by resolution of our board of directors;

•	allow vacancies on our board of directors to be filled only by resolution of our board of directors;

•

authorize our board of directors to issue, without stockholder approval, blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

•	establish advance notice requirements for stockholder nominations to our board of directors and for stockholder proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

Some of our employment agreements and all of our restricted stock agreements and incentive stock option agreements provide for accelerated vesting of benefits, including full vesting of restricted stock and options, upon a change of control. A limited number of our agreements with our distributors include a provision that extends the term of the distribution agreement upon a change in control and makes it more difficult for us or our successor to terminate the agreement. These provisions may discourage or prevent a change of control.

In addition, in the event of a change of control, we would be required to redeem all outstanding shares of our new redeemable preferred stock for an aggregate of $30 million, at the price of $9.00 per share. Further, our amended and restated certificate of incorporation permits us to issue additional shares of preferred stock. The terms of our new redeemable preferred stock or any new preferred stock we may issue could have the effect of delaying, deterring or preventing a change in control.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to market, commercialize and achieve market acceptance of any of our products or any product candidates that we are developing or may develop in the future;

•	our estimates of market sizes and anticipated uses of our products;

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, liquidity and our needs for additional financing;

•	our ability to maintain an adequate sales network for our products, including independent distributors;

•	our ability to enhance our Japanese distribution network as a result of our acquisition of Blues Medica Japan;

•	our ability to conclude that we have effective disclosure controls and procedures;

•	our business strategy and our underlying assumptions about market data, demographic trends and trends in the treatment of spine disorder;

•	our ability to enter into licensing and business combination agreements with third parties and to successfully integrate the acquired technology and/or businesses;

•	our ability to scale up our manufacturing capabilities and facilities;

•	our projected capital expenditures;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to establish the industry standard in clinical and legal compliance and corporate governance programs; and

•	our ability to provide consistent, quality levels of service.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined above under “Risk Factors,” that may cause our or our industry’s actual results to differ materially from the results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our securities you should carefully consider the risks described in the “Risk Factors” section, in addition to the information set forth in this prospectus supplement and in the prospectus and the documents incorporated by reference therein. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the 8,800,000 shares of common stock in this offering will be approximately $28.5 million, or approximately $32.4 million if the underwriter exercises its option to purchase additional shares in full in this offering, at the public offering price of $3.45 per share, and after deducting our estimated offering costs and underwriting discounts and commissions.

We intend to use the net proceeds of this offering for general corporate purposes and working capital, including to obtain the right to use products or intellectual property that are complementary to our business; to acquire businesses, products or intellectual property that are complementary to our business; to support our research and development efforts; and to fund the clearance or approval and subsequent commercialization of our near-term product candidates. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of 8,800,000 shares of common stock in this offering at the public offering price of $3.45 per share, after deducting the estimated underwriting discounts and commissions and offering costs payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto incorporated by reference in the accompanying prospectus.

	As of June 30, 2007
	Actual	As Adjusted
	(unaudited)
	(in thousands, except par value data)
New Redeemable preferred stock, $0.0001 par value; 20,000 authorized at June 30, 2007 and 3,332 shares issued and outstanding at June 30, 2007	$23,703	$23,703
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000 shares authorized; 36,124 and 44,924 shares issued and outstanding at June 30, 2007 and June 30, 2007 as adjusted	3	4
Additional paid-in capital	118,134	146,646
Accumulated other comprehensive income (loss)	(118)	(118)
Accumulated deficit	(42,058)	(42,058)

Total stockholders’ equity	75,961	104,474

Total capitalization	$99,664	$128,177

DILUTION

The net tangible book value of our common stock on June 30, 2007 was $3.5 million, or $0.10 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $72.5 million, and dividing this amount by the number of shares of our common stock outstanding on June 30, 2007.

After giving effect to the sale by us of 8,800,000 shares of common stock in this offering at the public offering price of $3.45 per share and after deducting our estimated offering costs and underwriting discounts and commissions, our net tangible book value as of June 30, 2007 would have been $32.0 million, or $0.71 per share of our common stock. This represents an immediate increase in net tangible book value of $0.61 per share to our existing stockholders and an immediate dilution of $2.74 per share to new investors purchasing shares in this offering. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering.

The following table illustrates this per share dilution:

Public offering price per share		$3.45
Net tangible book value per share as of June 30, 2007	$0.10
Increase per share attributable to new investors	$0.61

Adjusted net tangible book value per share after this offering	$0.71

Dilution per share to new investors		$2.74

If the underwriter exercises its over-allotment option to purchase additional shares in full in this offering at the public offering price of $3.45 per share, the adjusted net tangible book value as of June 30, 2007 after giving effect to this offering would increase $0.07 per share, and dilution per share to new investors in this offering would be $2.67 per share.

The number of shares of our common stock to be outstanding after this offering is based on 36,124,362 shares of common stock outstanding as of June 30, 2007, and does not include:

•	716,363 shares of our common stock issuable upon exercise of stock options outstanding as of that date, at a weighted average exercise price of $3.59; and

•	4,264,974 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plan.

To the extent options outstanding as of June 30, 2007 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the trading symbol “ATEC”. The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our common stock since our initial public offering on June 2, 2006:

	High	Low
Year Ended December 31, 2006
First Quarter	N/A	N/A
Second Quarter (from June 2, 2006)	$9.00	$5.98
Third Quarter	6.97	4.65
Fourth Quarter	5.60	2.77
Year Ending December 31, 2007
First Quarter	5.13	3.42
Second Quarter	4.30	3.26
Third Quarter (Through September 20, 2007)	4.41	3.32

On September 20, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $3.50 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, other than dividends we paid in connection with a reorganization transaction effectuated in conjunction with our initial public offering. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

We have entered into an underwriting agreement with Canaccord Adams Inc. in connection with the offering. Subject to the terms and conditions of the underwriting agreement, Canaccord Adams Inc., as the underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, 8,800,000 shares of our common stock.

The underwriter has advised us that it proposes to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement.

We have granted an option to the underwriter to purchase up to 1,200,000 additional shares of common stock at the public offering price per share, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. This option is exercisable during the 30-day period after the date of this prospectus. The underwriter may exercise this option only to cover over-allotments made in connection with this offering.

Discounts and Costs

The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting discount is 7% of the public offering price. The following table shows the per share and total underwriting discount to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares. The per share amounts are based only on the 6,050,000 shares sold to the public and not the 2,750,000 shares sold to HealthpointCapital Partners II, L.P., for which the underwriter will not receive any discount or commission.

	Total
	Per Share	No Exercise	Full Exercise
Paid by Alphatec Holdings, Inc.	$0.2415	$1,461,075	$1,750,875

We estimate that the total costs of the offering, excluding the underwriting discount and commissions, will be approximately $385,728. We have also agreed to reimburse the underwriter for up to $125,000 in legal costs in connection with this offering.

Lock-Up Agreements

We have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior consent of the underwriter. This agreement does not apply to the issuance of stock options pursuant to any existing employee benefit plans. Our directors, our executive officers and HealthpointCapital Partners L.P., our principal stockholder, collectively representing 15,776,252 shares of our common stock, have agreed not to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, for a period of 90 days after the date of this prospectus without the prior written consent of the underwriter. This agreement does not apply with respect to the sale of 18,000 shares by Dirk Kuyper, our President and Chief Executive Officer, scheduled to occur on or about October 2, 2007, pursuant to a written plan for trading securities under Rule 10b5-1 of the Exchange Act, which shares are being sold to cover tax liabilities incurred by Mr. Kuyper in connection with the vesting of Mr. Kuyper’s restricted stock. The underwriter may, in its sole discretion and at any time without public or other notice, release all or any portion of the securities subject to these lock-up agreements. In addition, during this 90 day period, we have also agreed not to file any registration statement for, and these directors, executive officers and stockholder have agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without prior written consent of the underwriter.

Notwithstanding the foregoing, for the purpose of allowing the underwriter to comply with NASD Rule 2711(f)(4), if (1) during the last 17 days of the initial 90 day lock-up period, we release earnings results or a material news event relating to us occurs or (2) prior to the expiration of the initial 90 day lock-up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the initial 90 day lock-up period, then in each case the initial 90 day lock-up period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, provided, however, that in the case of clause (2) above, in no event will the lock-up period be extended beyond the 25th day following the scheduled date of the issuance of our earnings release.

Indemnification

The underwriting agreement provides that we will indemnify the underwriter against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or contribute payments that the underwriter may be required to make in respect thereof.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriter may bid for, and purchase, common stock in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter also may impose a penalty bid. This occurs when the underwriter or a particular dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriter repurchases that stock in stabilizing or short covering transactions.

Certain Relationships

The underwriter and its affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which it may receive customary fees and commissions.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the common stock offered us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. As of the date of this prospectus, a member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. owns an aggregate of 1.25 preferred units and 15 common units in HealthpointCapital, LLC, which has a 25% ownership interest in HGP, LLC, which is the General Partner of (with a 20% profits interest in) HealthpointCapital. Upon the completion of this offering, HealthpointCapital will own 35.8% of the outstanding common stock of Alphatec Holdings, or 34.9% if the underwriter’s over-allotment option is exercised in full. Certain legal matters in connection with this offering will be passed upon for the underwriter by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

$40,000,000

COMMON STOCK

This prospectus will allow us to issue up to $40,000,000 of our common stock from time to time in one or more offerings at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq Global Market under the symbol “ATEC”. On August 20, 2007, the last reported sale price of our common stock was $4.00 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks that we have described on page 3 of this prospectus under the caption “Risk Factors”. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors”. This prospectus may not be used to offer or sell our common stock unless accompanied by a prospectus supplement.

Our common stock may be sold directly by us to investors, through agents designated from time to time, to or through underwriters or dealers or through a combination of such methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of our common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such common stock and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock, with a total value of up to $40,000,000 in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may not be used to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Alphatec Holdings,” “the Company,” “we,” “us,” “our” and similar names refer to Alphatec Holdings, Inc. and our subsidiaries.

ALPHATEC HOLDINGS, INC.

We are a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. We collaborate and contract with surgeons to design and develop spine fusion products, which we manufacture and market primarily in the United States and Japan. Our principal product offering is primarily focused on the over $5.9 billion global market for spine fusion products.

Our principal product offering includes a wide variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates. Our spinal implant products and systems are made of titanium, titanium alloy, stainless steel and a strong, heat resistant, radiolucent, biocompatible plastic called polyetheretherketone, or PEEK. We also sell spacers made of allograft, a precision-milled and processed human bone that surgeons can use in place of metal and synthetic materials in spine fusion procedures. In addition, we design, manufacture and distribute instruments used by surgeons to implant our products during surgery. We believe that our products and systems have enhanced features and benefits that make them attractive to surgeons and that our broad portfolio of products and systems provide a comprehensive solution for the safe and reproducible surgical treatment of spine disorders. All of our currently marketed medical device products have been cleared by the U.S. Food and Drug Administration, or the FDA, and these products have been used in over 4,500 and 8,287 spine fusion surgeries in 2005 and 2006, respectively.

We are a Delaware corporation. We were incorporated in March 2005. Our principal executive office is located at 2051 Palomar Airport Road, Carlsbad, California 92011, and our telephone number is (760) 431-9286. We maintain a web site at www.alphatecspine.com, where certain information about us is available. Please note that the information contained on the website is not a part of this document.

Our logo and “Alphatec” are a trademark of Alphatec Holdings, Inc. Each of the other trademarks, trade names or service marks appearing in this prospectus belongs to its respective holder.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Information section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC. We have adopted a Code of Conduct that applies to all our directors, officers and employees and a Code of Ethics that applies to our senior officers and financial personnel. Our Code of Conduct is available free of charge through the Investor Information section of our website.

RISK FACTORS

Investing in our common stock involves risk. The prospectus supplement applicable to each offering of our common stock will contain a discussion of the risks applicable to an investment in us. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to market, commercialize and achieve market acceptance of any of our products or any product candidates that we are developing or may develop in the future;

•	our estimates of market sizes and anticipated uses of our products;

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, liquidity and our needs for additional financing;

•	our ability to maintain an adequate sales network for our products, including independent distributors;

•	our ability to enhance our Japanese distribution network as a result of our acquisition of Blues Medica Japan;

•	our ability to conclude that we have effective disclosure controls and procedures;

•	our business strategy and our underlying assumptions about market data, demographic trends and trends in the treatment of spine disorder;

•	our ability to enter into licensing and business combination agreements with third parties and to successfully integrate the acquired technology and/or businesses;

•	our ability to scale up our manufacturing capabilities and facilities;

•	our projected capital expenditures;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to establish the industry standard in clinical and legal compliance and corporate governance programs; and

•	our ability to provide consistent, quality levels of service.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would”

and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not transpire.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this document, any supplements to this document and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for our operations and for other general corporate purposes, including, but not limited to, working capital, development of our products, intellectual property protection and enforcement, capital expenditures, investments, licensing of intellectual property and acquisitions. Pending use of the net proceeds as described above, we intend to invest the net proceeds in accordance with our investment policy guidelines, which currently provide for investment of funds in cash equivalents, short-term high-quality highly liquid investment funds, United States government obligations, high grade and corporate notes and commercial paper.

PLAN OF DISTRIBUTION

We may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

A prospectus supplement will describe the terms of the offering of our common stock, including:

•	the number of shares of common stock we are offering;

•	the name or names of any underwriters;

•	any securities exchange or market on which the common stock may be listed;

•	the purchase price or other consideration to be paid in connection with the sale of our common stock being offered and the proceeds we will receive from the sale;

•	any over-allotment options pursuant to which the underwriters may purchase additional shares of common stock from us;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may directly solicit offers to purchase the common stock. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common stock. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered, we will execute an underwriting agreement with the underwriter at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the common stock to the public. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the common stock, we, or the purchasers of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. Unless the prospectus supplement states otherwise, the underwriters will be obligated, subject to certain conditions, to purchase all of the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In connection with the sale of the common stock, we may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq Global Market. One or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our common stock.

To facilitate the offering of the common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

Ernst & Young, LLP, independent registered public accountant firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 (as amended) as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the Nasdaq Global Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a web site at www. www.alphatecspine.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination or completion of any offering of securities under this prospectus and accompanying prospectus supplements:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on April 2, 2007 and amended on April 30, 2007 and May 18, 2007;

•	our Current Report on Form 8-K, filed with the SEC on January 19, 2007;

•	our Current Report on Form 8-K, filed with the SEC on January 29, 2007;

•	our Current Report on Form 8-K, filed with the SEC on April 2, 2007;

•	our Current Report on Form 8-K, filed with the SEC on April 5, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 15, 2007;

•	our Current Report on Form 8-K, filed with the SEC on June 6, 2007;

•	our Current Report on Form 8-K, filed with the SEC on June 7, 2007;

•	our Current Report on Form 8-K, filed with the SEC on July 20, 2007;

•	our Current Report on Form 8-K, filed with the SEC on August 10, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed with the SEC on August 14, 2007; and

•

the description of the Common Stock contained in our Registration Statement on Form 8-A (File No. 000-52024) filed under the Securities Exchange Act of 1934, as amended, filed with the SEC on May 26, 2006, including any amendment or report filed for the purpose of updating such description.

The SEC file number for each of the documents listed above is 000-52024.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests, whether written or oral, for such copies should be directed to Alphatec Holdings, Inc., Attention: Investor Relations, 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011, (760) 431-9286.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

8,800,000 shares

COMMON STOCK

PROSPECTUS SUPPLEMENT

Canaccord Adams

September 20, 2007